UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM  8-K

CURRENT  REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 26, 2009

EnergyConnect Group, Inc.
(Exact name of registrant as specified in its charter)

Oregon	000-26226	93-0935149
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	file number)	Identification No.)

5335 SW Meadows Road, Suite 325, Lake Oswego, OR	97035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(503) 603-3500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On February 26, 2009 EnergyConnect Group, Inc. (“ECNG”) and its wholly owned subsidiary, EnergyConnect, Inc. (“ECI”) (collectively the “Companies”) entered into a Business Loan Agreement, a Convertible Secured Promissory Note and Commercial Security Agreement (collectively the “Loan Agreements”) with Aequitas Commercial Finance, LLC (“Aequitas”).  Aequitas is a commercial finance company that provides loan and lease financing to companies. Aequitas is managed by Aequitas Capital Management, Inc. (“Aequitas Capital”). Aequitas Capital and its affiliates have previously provided the Companies with debt and equity financing.  William C. McCormick, the Chairman of the Board of Directors of ECNG, is a member of the Advisory Board of Aequitas Capital.

Pursuant to the terms and conditions of the Loan Agreements, Aequitas will provide the Companies with a revolving credit facility enabling the Companies to borrow money in a maximum principal amount not to exceed $5,000,000.  The current interest rate for funds borrowed by the Companies in the first twelve (12) month term is twenty-three percent (23%) with an additional seven percent (7%) deferred interest per annum.  The accrued deferred interest shall be added to the then current principal balance of the loan at the end of the first twelve (12) month term.  The interest rate for funds borrowed in the second twelve (12) month term is thirty percent (30%).  The loan matures on January 1, 2011.  As security for this loan, the Companies granted Aequitas a first priority security interest in the assets of the Companies.  The Loan Agreements grant Aequitas the right to convert up to two-thirds (2/3rds) of unpaid principal and interest into shares of ECNG’s common stock at an exercise price of $0.09.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 3, 2009.
EnergyConnect Group, Inc.

/s/ Kevin R. Evans
Chief Executive Officer